EXHIBIT: (10) (iv) to this Annual Report on 10-KSB.



                              LEASE


THIS AGREEMENT, made this 1st day of November, 1995

BY and BETWEEN Tayco Realty, Inc., known and referred to as the Owner in this Lease, and Taylor Devices, Inc., known and referred to as the Tenant in this Lease.

LET IT BE WITNESSED, that the Owner has agreed to lease and by this Lease does grant a lease to the Tenant, and the Tenant has agreed to this Lease, and has leased the following described premises:

Those described more fully in Schedule "A" annexed hereto.

For the term of ten years to begin on the 1st day of November, 1995, and to end on the 31st day of October, 2005, at eight o'clock in the forenoon.

The Tenant agrees to pay the Owner at 100 Taylor Drive, North Tonawanda, NY the rent of one million, five hundred ninety-six thousand Dollars ($1,596,000.00) in payments of thirteen thousand three hundred Dollars ($13,300.00) in advance on the first day of each and every month during the term of this Lease.


1.  The Tenant agrees as follows:

     (a) Not to use the premises, or any part thereof, for any purpose than a manufacturing facility or other legal business use.

    (b) Not to let, sell, sublet or assign the premises, or any part thereof, for the whole or any part of the lease term without the written consent of the Owner, except as noted on Schedule "A", herein.

    (c) To punctually pay rent on above agreed day at above agreed place.

    (d) To allow the Owner, in person or by agent, to enter the premises at all reasonable times of day or night and to allow Owner, or his agent, to place on or about premises notices indicating that premises are for sale or rent; and to allow Owner, or his agent, to enter upon and pass through and over premises for purpose of showing premises to persons wishing to purchase or lease the premises.

    (e) To obey and carry out all Federal, State, County and Municipal laws, regulations, rules and ordinances in regard to the premises leased and their use, and all walks adjacent thereto and their use, and keep walks free of ice and snow, and to take such care of premises as may be required by any Federal, State, County and Municipal authorities and departments, or any of them; and to obey all lawful requirement of the New York Fire Insurance Rating Organization, or any similar body, with reference to the premises and its use, and in the event that the insurance premium rate upon the building shall be increased, by reason of any act of omission or commission on the part of the Tenant or by reason of the nature of the occupancy of the premises the Tenant agrees to pay the amount of such increase; and to hold the Owner harmless from any expense, loss or damage by reason of the violation of such laws, regulations, rules, ordinances and requirements, or by reason of any damage that might be sustained by reason of the Tenant's negligence.

    (f) To maintain the lawn and shrubbery in presentable condition, and to care for, erect and store screens, storms windows, storm doors and awnings which may be on premises.

    (g) To take special care that no damage happens to the building or any fixtures therein, in the use of electricity, water or gas and be liable for all damage caused by Tenant, his agents or servants, in the omission or commission of any acts causing such damage; and to observe all rules and regulations of the electric, gas and water companies and sewer authority supplying premises with electricity, gas, water and use of sewer; promptly paying bills for use.

    (h) To return premises broom clean at expiration of lease to Owner, and in the same condition as when taken, reasonable wear and tear excepted.

    (i) To keep building and premises, including the plumbing and heating apparatus, in such repair as they are at the beginning of the lease, or may be put in during term of lease, reasonable wear and tear excepted.

  (j) Not to make or allow any unlawful, improper, noisy or otherwise offensive use of the premises, whatsoever, and not keep in, on or about the premises any animals or pets of any kind without the written consent of the Owner.

2. Every agreement contained in this lease shall be deemed and is hereby made a condition.

3. In the event of the violation by the Tenant of any agreement or condition contained in this lease, then, in either case the Owner shall have the right at Owner's election to terminate this lease, on first giving tot the Tenant three days' notice of such election, to be served personally or by posting a notice in some conspicuous place in or about the premises leased, and the above mentioned lease term shall thereupon cease at the expiration of the three days, in the manner and to the same effect as if that were the expiration of the original term of the lease. Such election shall be in the discretion of the Owner and when exercised shall be final upon the Tenant. If the Tenant violates the agreement not to sublet or assign, or to use the premises for a purpose other than stated in this lease, then the Owner in addition to terminating the lease, may also recover as damages for the violation of the agreement a sum equal to six months rent. This sum is a fixed amount agreed upon to be paid instead of performing the lease, and not a penalty.

4. If the premises shall at any time become vacant during the term of this lease because of the removal of the Tenant, for nonpayment of rent, by legal process, or any other cause, the Owner may re-enter the premises, and use such force for that purpose as the Owner may see fit, without being liable to any prosecution, and may treat the lease as terminated and re-let the premises for his own use; or the Owner may re-let the premises as the agent of the Tenant applying the rent received as follows: First, to the expenses that may occur in the re-entering; Second, to payment of the rent due on the remainder of the lease term, and the balance paid to the Tenant; and may hold the Tenant responsible for any balance due after applying the rent received. The right to hold the Tenant responsible for such balance shall survive the issuance of any warrant of dispossess or re-entry by the Owner or other termination or cancellation of this lease.

5. If the premises shall be partially damaged by fire, the premises shall be repaired as speedily as possible by the Owner. If the premises are totally destroyed by fire and untenantable, either party may serve personally, or by registered mail return receipt requested, upon the other party within ten days after such fire, a thirty day written notice of the intention of such party to terminate this lease and the term remaining, and at the end of such thirty days of the Tenant shall pay the rent to the date of such fire and surrender tot he Owner the premises and this lease shall be discharged.

6. The agreements and conditions contained in this lease shall apply to and bind and enure to the benefit of the heirs, personal representatives and assigns of the owner and the personal representatives and licensed assigns of the Tenant.

For covenants 7-13, see attached rider.

IN WITNESS WHEREOF the parties hereto have affixed their hands and seals the day and year first above written.

/s/ Richard G. Hill, Vice President LS      /s/ Douglas P. Taylor, President  LS

TAYCO REALTY, INC.                  LS      TAYLOR DEVICES, INC.             LS

GIVEN UNDER MY HAND AND SEAL, the 22 day of November, 1995.

/s/ Kathleen M. King
Notary Public
State of New York
County of Niagara
Expiration 10/31/97


                      RIDER TO LEASE BETWEEN
           TAYLOR DEVICES, INC. AND TAYCO REALTY, INC.
                    PERIOD 11/1/95 TO 10/31/05


7. The Tenant expressly waives, forfeits, surrenders and releases the Owner from the operation of any provision of law now in force or which may be hereafter enacted giving the Tenant the right under any conditions after default to the redemption and repossession of the leased premises, or any part thereof.

8. The Tenant covenants to carry and maintain fire and extended insurance coverage for not less than $1,000,000, and such coverage as amended from time to time pursuant to the agreement of the parties hereto and liability insurance of not less than $3,000,000 together with the Owner as a named insured.

9. If the whole or any part of the premises hereby demised shall be taken or condemned by any competent authority for any public use or purpose, then the term hereby granted shall cease from the time when possession of the part so taken shall be required for such public purpose and without apportionment of award, the Tenant hereby assigning to the landlord all right and claim to any such award, the current rent, however, in such case to be apportioned.

10. This lease shall be subject, insubordinate at all times, to the lien of existing mortgages and of mortgages which hereafter may be made or become liens on the leased property. Although no instrument or act on the part of the Tenant shall be necessary to effectuate such subordination, the Tenant will, nevertheless, execute and deliver such further instruments subordinating this lease to the lien of any such mortgages as may be desired by the mortgagee.

11. The Tenant shall have the right to make lawful improvements to the demised premises, but any and all of such improvements shall, at the conclusion of the demised term, become the property of the Owner with no compensation due Tenant for such improvements. The provisions of paragraph 8. shall likewise be applicable with regard to any such improvements.

12. Owner is solely responsible for all property taxes assessed against the premises.

13. Tenant agrees to pay to Owner, in addition to the rental, any annual property taxes in excess of $31,000 assessed to Owner, plus a 10% annual handling fee on the amount of taxes in excess of $31,000.00.



                           SCHEDULE "A"

  WRITTEN DESCRIPTION OF LAND AND FACILITIES OF LEASED PREMISES

1. Owner and Tenant agree to accept the City Tax Map as the general graphic presentation of the land and facilities being leased. Owner and Tenant agree that questions pertaining to exact land or facility dimensions and locations must be resolved by referring back to the county tax and survey records.

2. Owner and Tenant agree that Owner is solely responsible for all taxes on the land, specifically:

     a. An irregularly shaped eight (8) sided parcel of approximately 5.5 acres.
     b.   A generally triangularly shaped parcel of approximately .6 acres.

3. Owner and Tenant agree that as of the original date of this lease, the Niagara County Industrial Development Agency (NCIDA) is the Owner of record of two identifiable parcels generally:

     a. A rectangularly shaped parcel, consisting of approximately 12,250 square feet of land which is the site of a manufacturing facility, approximately 6,500 square feet in size, erected and equipped in 1994.
     b. A triangularly shaped parcel, consisting of approximately .6 acres of land and the site of a testing facility, approximately 625 square feet in size, erected and equipped in 1995.

4. Owner and Tenant agree that ownership of the two parcels of land identified in 3.a. and 3.b., above, shall revert to Owner upon completion of Tenant's obligations to the NCIDA.

5. Owner and Tenant agree that payment of the lease amount entitles Tenant the use of all the land identified in 2.a. and 2.b., above, and the facilities located thereon. As of the date of this lease, these facilities are, as identified by mutual consent of the parties:

     a.   A manufacturing facility and office complex.
     b.   A 1979 IDA manufacturing addition.
     c.   The "Technology" building.
     d.   A test facility, part of the original site.

6. Owner and Tenant agree that pursuant to a previously existing agreement between Tenant and Tayco Developments, Inc., that certain portions of the "Technology" building will be sublet to Tayco Developments, Inc. on a rental basis.